EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Executive Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel and Other U.S. Producers File Hot-Rolled Steel Trade Cases

West Chester, OH, August 11, 2015 - AK Steel (NYSE: AKS) today announced that it has joined other major domestic steel producers in filing anti-dumping and counter-vailing duty petitions related to hot-rolled steel.
The anti-dumping petitions charge that unfairly-traded imports of certain hot-rolled steel flat products from Australia, Brazil, Japan, South Korea, the Netherlands, Turkey and the United Kingdom are causing material injury to the domestic industry. The petitions allege that producers in each of the seven countries are selling hot-rolled steel in the U.S. market at less than fair value, with the following substantial margins of dumping:

COUNTRY	DUMPING MARGINS ALLEGED
Australia	99.2%
Brazil	21.8%
Japan	19.53% - 30.90%
South Korea	86.96% - 158.93%
Netherlands	55.21% - 173.17%
Turkey	96.44% - 200.78%
United Kingdom	50.63% - 161.75%

The petitions also allege that the foreign producers in Brazil, South Korea, and Turkey benefit from numerous counter-vailable subsidies provided by their governments. The petitions identify 33 different subsidy programs in Brazil, 41 subsidy programs in South Korea, and 17 subsidy programs in Turkey.
“AK Steel and other domestic steel manufacturers have been significantly impacted by the onslaught of what we believe are unfairly traded imports of hot-rolled steel,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Imports have been flooding our shores, substantially reducing selling prices, shipment volumes, and earnings.”
Hot-rolled steel comprised over 15 percent of the company’s shipments in 2014. Hot-rolled steel is primarily used in appliances, automotive products, heavy machinery, machine parts, nonresidential construction and transportation equipment. Additionally, a substantial portion of hot-rolled steel produced in the United States is used for further processing into cold-rolled and/or galvanized or plated steel products, cut-to-length plate, or welded pipe.
AK Steel joined ArcelorMittal USA LLC, Nucor Corporation, SSAB Enterprises, LLC, Steel Dynamics, Inc. and United States Steel Corporation in filing the petitions. The petitions were filed concurrently today with the United States Department of Commerce and the United States International Trade Commission.
-more-

The filing is in response to large and increasing volumes of low-priced imports of hot-rolled steel from the subject countries since 2012 that have injured U.S. producers. Imports of hot-rolled steel from the seven countries targeted by this case increased by approximately 73 percent from 2012 to 2014, rising from 1.9 million tons to 3.3 million tons. Subject imports have continued to surge during 2015, increasing by a further 54 percent in January-May 2015 compared to January-May 2014.
Since 2012, subject imports have substantially increased their share of the U.S. market, while the domestic industry’s share of the U.S. market declined. China is not one of the countries named in these petitions because imports of hot-rolled steel from China are already subject to an anti-dumping order.
The petitions allege that subject imports were able to penetrate the U.S. market and capture an increasing share of this market by significantly undercutting U.S. producers' prices. As a result of the increasing volumes of low-priced imports, U.S. producers have suffered significant declines in production, shipments, prices, and profits.
The foreign producers in the countries covered by the petitions have massive capacity to produce hot-rolled steel and have been exporting large and increasing volumes of unfairly low-priced and subsidized hot-rolled steel to the United States. The price declines and market share reductions that U.S. producers have suffered are likely to continue if duties are not imposed to level the playing field.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
###